PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT
AXA ROSENBERG INVESTMENT MANAGEMENT SUB-ADVISED FUNDS
AGREEMENT executed as of the 1st day of January, 2010, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and AXA ROSENBERG INVESTMENT MANAGEMENT, LLC, a Delaware
Limited Liability Company (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series identified in Appendix A ( hereinafter called the "Series"), which the
Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for
the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services
hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.  For the avoidance of doubt, the Manager authorizes the Sub-Advisor to enter into trades as agent on behalf of the
Fund.

The services of the Sub-Advisor to the Fund and the Manager are not
to be deemed exclusive, and the Sub-Advisor will be free to render similar services to others so long as its services to the Fund and the Manager are not impaired thereby.

The Manager may, from time to time, make additions to, and
withdrawals from the Series assigned to the Sub-Advisor upon providing reasonable prior notice.  The Manager agrees that any additions to the Series would not result in the Sub-Advisor being the manager of 100% of the Series' assets; in the event the Sub-
Advisor is required to serve as the sole manager for the Series, the Manager shall have the right to terminate this Agreement.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended
investment program for the Fund consistent with the Series'
investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's Articles of Incorporation and Bylaws,
the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business of the
Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and
Exchange Commission thereunder and the Series' investment
strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this
Agreement. The Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is directly
related to the services it provides to the Series.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon request, provide reasonable assistance in the
determination of the fair value of certain securities when
reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(i) Open accounts with broker-dealers and futures commission merchants on behalf of the Fund ("broker-dealers"), select
broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if
applicable. To the extent consistent with applicable law,
purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the
Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its
fiduciary obligations to the Fund and to other clients.  The
Manager recognizes that, in some cases, this procedure may
limit the size of the position that may be acquired or sold for the Series.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of
Directors providing such information as the number of
aggregated trades to which the Series was a party, the broker-
dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the
benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a
broker or dealer an amount of commission for effecting a
securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in
good faith that such amount of commission is reasonable in
relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This
determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that
particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the
Series as well as to accounts over which they exercise
investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the
Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of
such order are complied with.

(j) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisor's Act of 1940 (the "Investment Advisor's Act"), and the
rules thereunder, and furnish the Fund and the Manager with
such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of
Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the
property of the Fund, agrees to preserve for the periods
described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager,
provided however, the Sub-Advisor may keep copies of such
records in order to meet its own books and records obligations.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such
detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the Series.

(m) Provide such reasonable information as is customarily provided by a sub-advisor and may be required for the Fund or the
Manager to comply with their respective obligations under
applicable laws, including, without limitation, the Internal
Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as
amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder.  Sub-Advisor will advise
Manager of any changes in Sub-Advisor's managing members within a reasonable time after any such change.  Manager acknowledges receipt of Sub-Advisor's Form ADV Part II more than 48 hours prior to the execution of this Agreement.

(n) [Intentionally omitted.]

(o) Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the
Series in accordance with the Sub-Advisor's proxy policies and procedures.  The Manager shall cause to be promptly forwarded to Sub-Advisor all proxy solicitation materials that it
receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process.  It is understood and agreed that the
Sub-Advisor may utilize the services of a third party proxy
voting specialist in order to carry out its obligations
hereunder.

     3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the
Manager shall pay the compensation specified in Appendix A to this
Agreement.

     5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

     6. Indemnification

The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages
(including reasonable attorneys' fees and other related expenses),
("Losses") howsoever arising, from or in connection with this
Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action.
 The Manager shall not be liable for any settlement of any claim or action effected without its written consent.  Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for
Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this
Agreement.

     7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and
facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.  The Manager acknowledges and agrees that the Sub-Advisor may utilize the non investment advisory services of the following affiliates: AXA Rosenberg Investment
Management Asia Pacific Ltd, AXA Rosenberg Investment Management
Limited (UK), AXA Rosenberg Investment Management Ltd (Japan), and
Barr Rosenberg Research Center LLC.

     8. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     9. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of
Directors of the Fund who are not interested persons of the
Manager, Principal Life Insurance Company, the Sub-Advisor or the
Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the
Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-
Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This
Agreement shall automatically terminate in the event of its
assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

Upon any termination of this Agreement, the Manager and the Fund shall honor any outstanding transactions as at the time of
termination.

     10. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor,
Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

     11. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of
Iowa. The captions in this Agreement are included for
convenience only and in no way define or delimit any of the
provisions hereof or otherwise affect their construction or
effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and
the address of the Sub-Advisor shall be AXA Rosenberg
Investment Management LLC, c/o Michael Mulvihill, 4 Orinda Way,
Building E, Orinda, CA 94563 with copy to Chief Legal Counsel at the same address.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an
investment adviser under the Investment Advisers Act or
under the laws of any jurisdiction in which the Sub-Advisor
is required to be registered as an investment advisor in
order to perform its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation,
at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided however,
it is understood that the Sub-Advisor is under no obligation to take legal action, file claims or institute litigation on behalf of the Fund.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities
hereunder.

(e) This Agreement contains the entire understanding and
agreement of the parties.

      12. Miscellaneous.

(a) The Manager warrants, represents, and covenants that (i) it has the full power and authority to employ the Sub-Advisor under the terms of this Agreement and the appointment of the Sub-Advisor is in accordance with the Prospectus, Statement of Additional
Information of the Fund, Registration Statement, Management
Agreement, Bylaws, Articles of Incorporation and applicable law or regulation, and (ii)  to the best of their knowledge, the Fund's
Prospectus, Statement of Additional Information and investment objectives and guidelines are consistent with the governing
documents of the Fund, and applicable law and regulation.

(b) The Sub-Advisor will have no responsibility with respect to the custody of the Series.

(c)    The Manager and the Fund shall not use the name of the
Sub-Advisor or make representations regarding the Sub-Advisor without the prior consent of the Sub-Advisor, such consent not to be unreasonably withheld. Further, the Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund, the
Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
                                                         Michael J. Beer, Executive Vice
President and
        Chief Operating Officer

AXA ROSENBERG INVESTMENT MANAGEMENT, LLC

By

APPENDIX A

The Sub-Advisor shall serve as an investment sub-advisor for the
Series identified below. The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee, computed and paid quarterly at an annual rate as shown below of the
Series' average daily net assets (but gross of the sub-advisor fee) in the relevant month allocated to the Sub-Advisor's management.  Cash and cash equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the Series net assets. If the
Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

International Value Fund I
Sub-Advisor's Fee as a Percentage of Average Daily
Net Assets
First $200 million
 0.535%
Assets over $200 million
 0.3325%

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